AUROUS
FINANCIAL

8/1/2023

FOMO WORLDWIDE, INC.,
Its subsidiaries, affiliates, and successors in interest
831 W North Ave
Pittsburgh, PA 15233

PROPOSAL

AFS is a Trade Finance Company providing financing specifically to facilitate the acquisition, transport, and ancillary expenses associated with the sale of goods or services to credit-worthy commercial buyers. This Proposal is presented for discussion purposes only and is not an offer to finance nor a financing commitment. Any potential transaction is subject to final review and approval by Aurous Financial in its sole discretion.

Purchase Money Rate:

A. **Purchase Money Rate**: 2.5% of principal for first 15 days of funds in use, plus a daily rate of 0.1% thereafter.

B. **Transaction Initiation Fee**: $(**TBD**), defined as the fee charged to Debtor on each Financed Transaction, in the amount determined by Secured Party and set forth on each Financed Transaction Rider, on account of Secured Party review of Debtor's request for each Documents Advance, and in respect thereof the due diligence obtained and reviewed, verifications required, underwriting thereof, negotiating and documenting each Financed Transaction with the Debtor. The Transaction Initiation Fee shall be deemed earned upon Secured Party's approval of each Financed Transaction and shall be payable on the earlier of Default or the Due Date.

C. **Transaction Monitoring Fee**: The greater of: (i) $(**TBD**) per month for each month there are outstanding Documents Advances or (ii) the actual costs and expenses (including internal salary costs) incurred during such month so long as any Documents Advance remains outstanding to cover Secured Party's services in tracking all Financed Transactions, bookkeeping, collateral monitoring and communications with suppliers and customers, if necessary.

D. **Expenses**: The Company will reimburse AFS for any and all out-of-pocket expenses (including but not limited to legal fees) incurred by AFS in connection with this transaction, whether or not the transaction is completed.

E. **Application Fee**: Upon acceptance of this proposal by the Company, the Company will pay to AFS a non-refundable application fee of $2,500.00 as an inducement for AFS to complete its investigation and inquiries regarding the Company, its finances and prospects.

*If the application is approved, final terms may include customary covenants, conditions, representations, and warranties not encompassed in this nonbinding Proposal.

If the terms of this non-binding Proposal are acceptable, please sign below and return. We appreciate your confidence in us and your business, and we look forward to working with you!

Signed and accepted by:

FOMO WORLDWIDE, INC.,
Its subsidiaries, affiliates, and successors in interest

DocuSigned by:
Vikram Grover
68A02F06145F4D3...

By: ______________________
Name: Vikram Grover
Title: CEO

DS
JS